Exhibit 10.2

Oncothyreon Inc.	MAIN	206.801.2100
www.oncothyreon.com	FAX	206.801.2101

2601 Fourth Ave., Suite 500 Seattle, WA 98121

June 4, 2009

Mr. Scott Robert Peterson

Woodinville, WA 98077

Dear Scott,

I am delighted to offer you the position of Vice President, Research & Development at Oncothyreon Inc.  This position reports to Gary Christianson, Chief Operating Officer.  Your official start date will be determined upon acceptance.  This offer is contingent on the approval by the Board of Director's Compensation Committee.  Our offer includes the following:

1.
A base salary for a regular, full-time position of $7,291.67 per semi-monthly pay period (equivalent to $175,000 on an annual basis).  Salaries are paid twice a month, by direct deposit, on the 15th and the second last banking day of each month.

2.
You are eligible to participate in the Company's non-qualified Stock Option Plan.  The plan is governed by the Company's "Amended and Restated Share Option Plan" (the "Option Plan") and the terms of this document will govern.  A total of 25,000 (twenty-five thousand) optioned shares of the Company will be granted at the first Board of Directors meeting following your acceptance of this offer.  Stock options are vested over a four year period.

3.
You will be eligible for our performance bonus plan at the 25% (twenty-five percent) target level.  The performance bonus plan is governed by the Company's "Employee Incentive Program" document and the terms of this document will govern.  Goals for the plan are established at the beginning of the year, and payment is made following the close of the year.

4.	Medical, dental, vision and life insurance, long term disability, four weeks (20 days) of accrued vacation and 10 paid holidays (both pro-rated per a regular, part-time position), and paid parking.

Mr. Scott Robert Peterson
June 4, 2009

5.
You will become eligible for Oncothyreon matching contributions into the Company's 401(k) plan.  Oncothyreon will match your contributions into the plan, up to a maximum of 3% of your monthly gross salary (subject to maximums as deemed by law).  Contributions to this plan are made through payroll deductions.  This plan is governed by plan documents provided by our carrier for this benefit.

To protect the Company's proprietary interests, all of Oncothyreon's employees are required to sign a Confidentiality Agreement as a condition of employment.

The Company reserves the right to conduct reference checks and academic checks on all its potential employees.  Your job offer is therefore contingent upon a clearance of such investigations.  You also must be able to prove your eligibility to work within the United States.

Please note that acceptance of this offer does not create a contract of continuing employment with Oncothyreon Inc.  Employment with the company is on an at-will basis, meaning that the employee or the company may terminate the employment relationship at any time and for any reason not expressly prohibited by law.

If you are in agreement with these terms please sign and return one copy of this letter, the other copy is for your files, to acknowledge your acceptance by Thursday June 11, 2009.  This may be faxed to 206-801-2125.

Scott, we all look forward to you joining our team at Oncothyreon and I am confident that you will be able to significantly contribute to the success of our company.  Please feel free to contact me at 206-801-2124 if you have any questions.

Sincerely,

/s/ Kathryn Knowles

Kathryn Knowles
Director, Human Resources

/s/ Scott Robert Peterson	6/9/2009
Scott Robert Peterson	Date